EXHIBIT 99.1
Red Lion Hotels Provides Update on its Review of Strategic Alternatives
SPOKANE, WA, August 5, 2008 — Red Lion Hotels Corporation (NYSE: RLH) today announced that in connection with its current review of strategic alternatives, the company has executed several confidentiality agreements with third parties, including one with Columbia Pacific Opportunity Fund, LP. The company also said that its Board of Directors has made no decision on whether it will pursue any transaction.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of March 31, 2008 the RLH hotel network was comprised of 53 hotels located in nine states and one Canadian province, with 9,266 rooms and 441,640 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200